UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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INGLES MARKETS, INCORPORATED
(Name of Registrant as Specified In Its Charter)

SUMMER ROAD LLC CAP 1 LLC EAST RIVER PARTNERS LTD EAST RIVER PARTNERS II LTD UNCH CORP. RORY A. HELD FRANK S. VELLUCCI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Summer Road LLC and the other participants named herein (collectively, “Summer Road”) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Summer Road’s highly-qualified director nominee at the 2026 annual meeting of shareholders of Ingles Markets, Incorporated, a North Carolina corporation (the “Company”).

On April 30, 2026, Summer Road issued the following press release:

Summer Road Announces Shareholders Have Overwhelmingly Elected Rory A. Held to Ingles Markets’ Board of Directors

WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Summer Road LLC (“Summer Road” or “we”), the beneficial owner of approximately 3% of the outstanding shares of Class A common stock of Ingles Markets, Incorporated (NASDAQ: IMKTA) (“Ingles” or the “Company”), today commented on the outcome of the Company’s 2026 Annual Meeting of Shareholders.

Based on preliminary voting results, Summer Road nominee Rory A. Held was elected to Ingles’ Board of Directors (the “Board”) with resounding support from approximately 62% of the shares outstanding, which represented approximately 70% of the total votes cast.

Mr. Held, Chief Investment Officer of Summer Road, stated:

“We would like to thank our fellow shareholders for their support and engagement throughout this campaign, and I look forward to continuing that dialogue as a director. Today's election represents a clear mandate from Class A shareholders that change is needed at Ingles. I am now fully focused on putting the proxy contest behind me and working collaboratively together with the other members of the Ingles Board to improve the Company’s transparency and instill better oversight of capital allocation.”

About Summer Road LLC

Summer Road LLC is a family office which invests across a diverse range of strategies and asset classes.

Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson, (212) 257-1311

jferguson@saratogaproxy.com

For Media:

Longacre Square Partners

summerroad@longacresquare.com